EXHIBIT 5.1

           [Blackwell Sanders Matheny Weary & Lombardi LLP letterhead]




                                                   March 4, 1998




Atchison Casting Corporation
400 South Fourth Street
Atchison, Kansas  66002-0188

Ladies and Gentlemen:

         We refer to the Registration Statement of Atchison Casting Corporation (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 400,000 additional shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued under the Atchison Casting 1993 Incentive Stock Plan, as amended and restated (the "Plan").

         We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

         Based upon the foregoing, it is our opinion that the 400,000 additional shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                         Very truly yours,


                           /s/  Blackwell Sanders Matheny Weary & Lombardi LLP



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